UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-187106

FORM S-8 REGISTRATION STATEMENT NO. 333-179965

FORM S-8 REGISTRATION STATEMENT NO. 333-172735

FORM S-8 REGISTRATION STATEMENT NO. 333-165216

FORM S-8 REGISTRATION STATEMENT NO. 333-157698

FORM S-8 REGISTRATION STATEMENT NO. 333-149568

FORM S-8 REGISTRATION STATEMENT NO. 333-141265

FORM S-8 REGISTRATION STATEMENT NO. 333-123090

FORM S-8 REGISTRATION STATEMENT NO. 333-118006

UNDER THE SECURITIES ACT OF 1933

Volterra Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3251865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47467 Fremont Blvd.

Fremont, CA 94538-6437

(510) 743-1200

(Address of principal executive offices, including zip code)

2004 Equity Incentive Plan

2004 Non-Employee Directors’ Stock Option Plan

2004 Employee Stock Purchase Plan

(Full titles of the plans)

Mark Casper

President, Secretary and Treasurer

Volterra Semiconductor Corporation

47467 Fremont Blvd.

Fremont, CA 94538-6437

(510) 743-1200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Volterra Semiconductor Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-118006	August 6, 2004	2004 Equity Incentive Plan	6,368,650
		2004 Non-Employee Directors’ Stock Option Plan	125,000
		2004 Employee Stock Purchase Plan	450,000

333-123090	March 2, 2005	2004 Equity Incentive Plan	1,080,000

333-141265	March 13, 2007	2004 Equity Incentive Plan	2,463,773
		2004 Non-Employee Directors’ Stock Option Plan	62,500
		2004 Employee Stock Purchase Plan	925,847

333-149568	March 6, 2008	2004 Equity Incentive Plan	1,276,830
		2004 Non-Employee Directors’ Stock Option Plan	80,000
		2004 Employee Stock Purchase Plan	446,890

333-157698	March 4, 2009	2004 Equity Incentive Plan	1,227,760
		2004 Non-Employee Directors’ Stock Option Plan	75,000
		2004 Employee Stock Purchase Plan	429,716

333-165216	March 4, 2010	2004 Equity Incentive Plan	1,237,201
		2004 Non-Employee Directors’ Stock Option Plan	45,000
		2004 Employee Stock Purchase Plan	433,020

333-172735	March 10, 2011	2004 Equity Incentive Plan	1,303,259
		2004 Employee Stock Purchase Plan	456,140

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-179965	March 7, 2012	2004 Equity Incentive Plan	1,315,649
		2004 Non-Employee Directors’ Stock Option Plan	60,000
		2004 Employee Stock Purchase Plan	460,477

333-187106	March 7, 2013	2004 Equity Incentive Plan	1,322,079
		2004 Non-Employee Directors’ Stock Option Plan	30,000
		2004 Employee Stock Purchase Plan	462,727

On August 15, 2013, the Company entered into an Agreement and Plan of Merger with Maxim Integrated Products, Inc., a Delaware corporation (“Parent”), and Victory Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective at 3:15 p.m., New York City Time, on October 1, 2013, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated any and all offerings of its Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares that had been registered for issuance but which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on October 1, 2013.

VOLTERRA SEMICONDUCTOR CORPORATION

By:	/s/ Mark Casper Mark Casper President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following person in the capacities indicated on October 1, 2013.

SIGNATURE	TITLE

/s/ Mark Casper	President (Principal Executive Officer), Treasurer (Principal Financial and Accounting Officer), Secretary and sole Director
Mark Casper

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